Exhibit 3.1

ORTHOFIX MEDICAL INC.

CERTIFICATE OF INCORPORATION

ARTICLE I: NAME

The name of the corporation is Orthofix Medical Inc. (the “Corporation”).

ARTICLE II: AGENT FOR SERVICE OF PROCESS

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, New Castle County, DE 19808. The registered agent at such address is Corporation Service Company.

ARTICLE III: PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”).

ARTICLE IV: AUTHORIZED STOCK

1.    Total Authorized Stock. The total number of shares of stock that the Corporation has authority to issue is 50,000,000 shares of common stock, $0.10 par value per share (the “Common Stock”).

2.    Common Stock.

2.1	Relative Rights

The Common Stock shall be subject to all of the rights, privileges, preferences, and priorities set forth in this Certificate of Incorporation.

2.2	Dividends

Dividends may be paid on the Common Stock out of any assets legally available for the payment of dividends thereon, but only when and as declared by the Board of Directors of the Corporation (the “Board”). Any dividends on the Common Stock will not be cumulative.

2.3	Dissolution, Liquidation, Winding Up

In the event of any dissolution, liquidation, or winding up of the Corporation, whether voluntary or involuntary, the holders of the Common Stock shall be entitled to participate in the distribution of any assets of the Corporation remaining after the Corporation shall have paid, or provided for payment of, all debts and liabilities of the Corporation.

2.4	Voting Rights

Each holder of shares of the Common Stock shall be entitled to notice of and to attend all special and annual meetings of stockholders. Except as may otherwise be required by law, each holder of Common Stock shall be entitled to one vote per share of Common Stock held of record by such holder on all matters on which stockholders are entitled to vote generally. Each holder of shares of the Common Stock may exercise its vote either in person or by proxy, in accordance with the DGCL, this Certificate of Incorporation and the Bylaws of the Corporation.

ARTICLE V: AMENDMENT OF BYLAWS

In furtherance and not in limitation of the powers conferred by the DGCL, the Board is expressly authorized and empowered to adopt, alter, amend, repeal and rescind the Bylaws of the Corporation and any provision or provisions thereof.

ARTICLE VI: BOARD OF DIRECTORS

1.    Director Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

2.    Number of Directors. The powers of the incorporator are to terminate upon the filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware. Effective at the time of such filing, the number of directors comprising the entire Board shall be nine (9). Thereafter, the number of directors comprising the entire Board shall be fixed by or in the manner provided in the Bylaws of the Corporation.

The names and addresses of the persons who shall serve as directors of the Corporation upon the filing of this Certificate of Incorporation are as follows:

Bradley R. Mason	c/o Orthofix Medical Inc., 3451 Plano Parkway, Lewisville, Texas 75056

Ronald A. Matricaria	c/o Orthofix Medical Inc., 3451 Plano Parkway, Lewisville, Texas 75056

Luke Faulstick	c/o Orthofix Medical Inc., 3451 Plano Parkway, Lewisville, Texas 75056

James Hinrichs	c/o Orthofix Medical Inc., 3451 Plano Parkway, Lewisville, Texas 75056

Alexis V. Lukianov	c/o Orthofix Medical Inc., 3451 Plano Parkway, Lewisville, Texas 75056

Lilly Marks	c/o Orthofix Medical Inc., 3451 Plano Parkway, Lewisville, Texas 75056

Michael E. Paolucci	c/o Orthofix Medical Inc., 3451 Plano Parkway, Lewisville, Texas 75056

Maria Sainz	c/o Orthofix Medical Inc., 3451 Plano Parkway, Lewisville, Texas 75056

John Sicard	c/o Orthofix Medical Inc., 3451 Plano Parkway, Lewisville, Texas 75056

The foregoing directors shall hold office until the next annual meeting of stockholders and until their successors shall have been duly elected and qualified, or until their earlier resignations or removal.

3.    No Cumulative Voting. No person entitled to vote at an election for directors may cumulate votes to which such person is entitled.

4.    Term and Removal. Each director shall hold office until such director’s successor is elected and qualified, or until such director’s earlier death, resignation or removal. Any director may resign at any time upon notice to the Corporation given in writing or by any electronic transmission permitted in the Corporation’s Bylaws. Any director or the entire Board may be removed, with or without cause, by the holders of capital stock having a majority in voting power of the shares entitled to vote in the election of directors. No decrease in the authorized number of directors constituting the Board shall shorten the term of any incumbent director.

5.    Board Vacancies and Newly Created Directorships. Any vacancy occurring in the Board for any reason, and any newly created directorship resulting from any increase in the authorized number of directors, shall, unless (a) the Board determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders or (b) as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and not by the stockholders.

6.    Vote by Ballot. Election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

7.    Officers. Except as otherwise expressly provided in the Bylaws or as delegated by resolution of the Board, the Board shall have the exclusive power and authority to appoint and remove officers of the Corporation.

ARTICLE VII: DIRECTOR LIABILITY

1.    Limitation of Liability. No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL, as amended from time to time. Without limiting the effect of the preceding sentence, if the DGCL is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

2.    Change in Rights. Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VII, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.

ARTICLE VIII: MATTERS RELATING TO STOCKHOLDERS

1.    No Action by Written Consent of Stockholders. No action shall be taken by the stockholders of the Corporation except at a duly called annual or special meeting of stockholders and no action shall be taken by the stockholders by written consent.

2.    Annual Meeting of Stockholders. The annual meeting of stockholders shall be held on such date, at such time, and at such place, if any, within or without the State of Delaware, as shall be fixed by the Board and stated in the Corporation’s notice of the meeting. In lieu of holding an annual meeting of stockholders at a designated place, the Board may, in its sole discretion, determine that any annual meeting of stockholders may be held solely by means of remote communication.

3.    Special Meeting of Stockholders. Special meetings of the stockholders of the Corporation may be called only (a) by or at the direction of the Board, pursuant to a resolution approved by a majority of the entire Board or (b) by such other person or persons as may be authorized by the Bylaws of the Corporation. The business permitted to be conducted at a special meeting of stockholders shall be limited to matters properly brought before the meeting by or at the direction of the Board. Special meetings shall be held on such date, at such time, and at such place, if any, within or without the State of Delaware as shall be fixed by the Board and stated in the Corporation’s notice of the meeting. In lieu of holding a special meeting of stockholders at a designated place, the Board may, in its sole discretion, determine that any special meeting of stockholders may be held solely by means of remote communication.

4.    Advance Notice of Stockholder Nominations and Business Transacted at Special Meetings. Advance notice of stockholder nominations for the election of directors of the Corporation and of business to be brought by stockholders before any meeting of stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation. Business transacted at special meetings of stockholders shall be confined to the purpose or purposes stated in the notice of meeting.

ARTICLE IX: CREDITOR AND STOCKHOLDER COMPROMISES

Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of § 291 of the

DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under § 279 of the DGCL order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

ARTICLE X: AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation.

ARTICLE XI: EFFECTIVE DATE AND TIME

The effective date and time of this Certificate of Incorporation shall be at 11:59 p.m. on the 31st day of July, 2018.

ARTICLE XII: INCORPORATOR

Kimberley Elting is the sole incorporator and the mailing address for the sole incorporator is 3451 Plano Parkway, Lewisville, Texas 75056.

/s/ Kimberley Elting
Incorporator Kimberley Elting

DATED: July 31, 2018

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